Exhibit 107.a

Calculation of Filing Fee Tables

FORM S–4

(Form type)

CROWN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)
5.250% Senior Notes due 2030	$500,000,000	100%	$500,000,000	$55,100
Guarantees of 5.250% Senior Notes due 2030	N/A	N/A	N/A	N/A (3)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act.

(2)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act.

(3)	No additional consideration is being received for the guarantees, and, therefore no additional fee is required.